Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294881

PROSPECTUS

5,000,000 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 5,000,000 shares of common stock, par value $0.0001 per share, of Kalaris Therapeutics, Inc. by the selling stockholders listed on page 9, including their donees, pledgees, transferees or other successors-in-interest, which shares consist of (i) 4,200,000 outstanding shares of our common stock held by the selling stockholders and (ii) 800,000 shares of our common stock issuable upon the exercise of pre-funded warrants to purchase shares of our common stock at an exercise price of $0.0001 per share held by a certain selling stockholder. We will not receive any proceeds from the sale of the shares offered by this prospectus. However, upon any exercise of the pre-funded warrants by payment of cash, we will receive the exercise price of the pre-funded warrants.

We have agreed, pursuant to a registration rights agreement that we entered into with the selling stockholders, to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of our common stock.

The selling stockholders identified in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 7 of this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on The Nasdaq Global Market under the symbol “KLRS.” On April 10, 2026, the last reported closing sale price of our common stock on The Nasdaq Global Market was $6.30 per share. You are urged to obtain current market quotations for our common stock.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 4 of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 13, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not and the selling stockholders have not authorized anyone else to provide you with different or additional information from that contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context otherwise indicates, references in this prospectus to “we,” “our” and “us” refer, collectively, to Kalaris Therapeutics, Inc., a Delaware corporation, and its consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus, before deciding to invest in our common stock.

Our Business

We are a clinical stage biopharmaceutical company dedicated to the development and commercialization of treatments for prevalent retinal diseases with major unmet medical needs.

We are developing TH103, a novel, clinical stage anti-vascular endothelial growth factor, or VEGF, drug, specifically engineered to achieve extended intraocular retention with enhanced VEGF inhibition in patients with exudative and/or neovascular retinal diseases. TH103 is a fully humanized recombinant fusion protein, functioning as a “decoy receptor” (a VEGF trap), leveraging salient molecular properties of the human body’s native, highest affinity VEGF receptor 1. In head-to-head preclinical studies, TH103 showed more anti-VEGF activity and longer duration of activity compared to aflibercept, the current market-leading anti-VEGF agent, which also functions as a decoy receptor VEGF trap but differs from TH103 in key molecular elements. In December 2025, we reported initial data from our Phase 1a single ascending dose trial of TH103 in treatment-naïve neovascular Age-related Macular Degeneration patients that showed TH103 was generally well tolerated and exhibited improvements on functional and anatomical outcomes at 1-month post-dosing.

Corporate Information

We were formed on August 16, 2013 as a Delaware limited liability company under the name AdCyte LLC and on July 29, 2014 we changed our name to ViraCyte LLC. On September 17, 2018, we converted from a Delaware LLC to a Delaware corporation and changed our name to ViraCyte, Inc. On May 22, 2019, we changed our name to AlloVir, Inc. On March 18, 2025, we consummated a merger, or the Merger, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 7, 2024, by and among us (formerly, AlloVir, Inc.), Aurora Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary, or Merger Sub, and Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc.), a Delaware corporation, or Legacy Kalaris. At the effective time of the Merger, or the Effective Time, Merger Sub merged with and into Legacy Kalaris, with Legacy Kalaris continuing as our wholly-owned subsidiary and the surviving corporation of the Merger and, after giving effect to the Merger, Legacy Kalaris became our wholly-owned subsidiary. Immediately following the Effective Time, we changed our name to “Kalaris Therapeutics, Inc.”

Our principal executive offices are located at 400 Connell Drive, Suite 5500, Berkeley Heights, New Jersey 07922, and our telephone number is (650) 249-2727. Our website address is https://kalaristx.com/. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being a Controlled Company

Samsara BioCapital, L.P., or Samsara LP, our principal stockholder, beneficially owns greater than 50% of our outstanding shares of capital stock, which has caused us to be deemed a “controlled company” under the rules of Nasdaq. As a result, we rely on exemptions from certain corporate governance requirements under Nasdaq listing standards afforded to a “controlled company”.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million as of the last business day of our most recently completed second fiscal quarter. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Private Placement

On December 17, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling stockholders pursuant to which we issued and sold to the selling stockholders an aggregate of 4,200,000 shares of our common stock at a price per share equal to $10.00 and, in lieu of common stock to a certain selling stockholder, pre-funded warrants to purchase up to an aggregate of 800,000 shares of our common stock at a price per pre-funded warrant equal to $9.9999, for aggregate gross proceeds of approximately $50.0 million, before deducting placement agent fees and offering expenses. Each pre-funded warrant has an exercise price of $0.0001 per share, is currently exercisable and will be exercisable until the pre-funded warrant is exercised in full.

For a detailed description of the transactions contemplated by the Purchase Agreement, see the section captioned “Selling Stockholders” in this prospectus.

We filed the registration statement on Form S-3, of which this prospectus is a part, to fulfill our contractual obligations under the registration rights agreement we entered into with the selling stockholders to provide for the resale of the shares of common stock acquired pursuant to the Purchase Agreement and the shares of common stock issuable upon the exercise of pre-funded warrants to purchase shares of our common stock acquired pursuant to the Purchase Agreement.

THE OFFERING

Common Stock Offered by Selling Stockholders	5,000,000 shares, consisting of 4,200,000 outstanding shares of our common stock and 800,000 shares of our common stock issuable upon the exercise of pre-funded warrants.

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. However, upon any exercise of the pre-funded warrants by payment of cash, we will receive the exercise price of the pre-funded warrants.

Risk Factors	You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq Global Market Symbol	“KLRS”

RISK FACTORS

Investing in our common stock involves significant risks. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the section captioned “Risk Factors” contained in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q and other filings we make with the Securities and Exchange Commission, or the SEC, from time to time, which are incorporated by reference herein in their entirety, together with the other information in this prospectus and in the documents incorporated by reference in this prospectus.

The risks described in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q and the other filings we make with the SEC incorporated by reference herein are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the risks described in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and the other filings incorporated by reference herein occurs, our business, financial condition, results of operations and future growth prospects could be harmed. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that involve substantial risks and uncertainties.

All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus, including statements regarding our strategy, future operations, future financial position, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on current expectations and beliefs of our management, as well as assumptions made by, and information currently available to, our management, and are subject to risks and uncertainties. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus include, but are not limited to, statements concerning the following:

•	our future operations, including research and development activities;

•	our nature, strategy and focus;

•	the development and commercial potential and potential benefits of our product candidate, including expectations around intellectual property protection;

•	anticipated clinical drug development activities and related timelines, including the expected timing for announcement of data and other clinical results;

•

the uncertainties associated with our product candidate, as well as risks associated with the clinical development and regulatory approval of our product candidate, including potential delays in the completion of clinical trials;

•	expectations regarding the therapeutic benefits, clinical potential and clinical development of TH103;

•	risks related to our inability to obtain sufficient additional capital to continue to advance our product candidate;

•	uncertainties in obtaining successful clinical results for our product candidate and unexpected costs that may result therefrom;

•

risks related to the failure to realize any value from any product candidates being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

•	the ability to obtain, maintain, and protect intellectual property rights related to our product candidate;

•	changes in regulatory requirements and government incentives;

•	our competitive position and expectations regarding developments and projections relating to our competitors and any competing therapies that are or become available;

•	adverse reactions or changes to business relationships resulting from the completion of the Merger; and

•

the risk of involvement in litigation, including securities class action litigation, that could divert the attention of our management, harm our business and for which we may not have sufficient insurance coverage to cover all costs and damages.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included, or incorporated by reference, in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Moreover, we operate in a competitive and rapidly changing environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus, the documents incorporated by reference in this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

This prospectus includes or incorporates by reference certain statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by us and third parties as well as our estimates of potential market opportunities. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our estimates of the potential market opportunity for TH103 include several key assumptions based on our industry knowledge, industry publications, third-party research and other surveys, which may be based on a small sample size and may fail to accurately reflect market opportunities. While we believe that our internal assumptions are reasonable, no independent source has verified such assumptions.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit the holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any shares under this prospectus, and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the selling stockholders and offered hereby. However, upon any exercise of the pre-funded warrants by payment of cash, we will receive the exercise price of the pre-funded warrants.

The selling stockholders will pay all underwriting discounts and selling commissions applicable to the sale of the shares and all similar fees and commissions relating to the selling stockholders’ disposition of the shares. We will bear all registration and filing fee expenses incurred in effecting the registration of the shares covered by this prospectus, including, all registration, qualification, and filing fees, printing expenses, and any other fees and expenses associated with filings required to be made, and all fees and disbursements of our counsel and of our accountants.

SELLING STOCKHOLDERS

Private Placement and Beneficial Ownership Limitation

On December 17, 2025, we entered into a securities purchase agreement, or the Purchase Agreement, with the selling stockholders, pursuant to which we agreed to issue and sell shares of our common stock and, to certain selling stockholders, in lieu of shares of our common stock, pre-funded warrants, for aggregate gross proceeds of approximately $50.0 million, which we refer to collectively as the Private Placement. Pursuant to the Purchase Agreement, at the closing of the Private Placement, we issued and sold to certain of the selling stockholders an aggregate of (i) 4,2000,000 shares of common stock at a price per share equal to $10.00 and, (ii) to a certain selling stockholder, in lieu of shares of our common stock, pre-funded warrants to purchase 800,000 shares of our common stock at a price of $9.999 per pre-funded warrant.

The shares issuable upon exercise of the pre-funded warrants will only become eligible for sale by the selling stockholder who holds pre-funded warrants under this prospectus when the pre-funded warrants have been exercised. We cannot predict when or whether the selling stockholder who holds pre-funded warrants will exercise its pre-funded warrants. Under the terms of the pre-funded warrants, we may not effect the exercise of any portion of such pre-funded warrant, and a holder will not be entitled to exercise any portion of any such pre-funded warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act) would exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the exercise, as specified in such pre-funded warrant and as such percentage ownership is determined in accordance with the terms of such pre-funded warrant, which percentage may be increased or decreased at the holder’s election upon 61 days’ notice to us, subject to the terms of such pre-funded warrants, provided that such percentage may in no event exceed 19.99%. We refer to such percentage limitation as the Beneficial Ownership Limitation.

In connection with the Private Placement, we entered into a registration rights agreement with the selling stockholders, dated as of December 19, 2025, or the Registration Rights Agreement, pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the Private Placement and the shares of common stock issuable upon exercise of the pre-funded warrants sold in the Private Placement. The Registration Rights Agreement includes customary indemnification rights in connection with the registration statement. The registration statement of which this prospectus is a part has been filed in accordance with the Registration Rights Agreement.

The foregoing summary descriptions of the Purchase Agreement, the pre-funded warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus is a part and are incorporated by reference herein.

Scope of this Prospectus

This prospectus covers the sale or other disposition by the selling stockholders of up to the total number of shares of our common stock that were issued to the selling stockholders pursuant to the Purchase Agreement, plus the total number of shares of our common stock issuable upon exercise of the pre-funded warrants issued to a certain selling stockholder pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described above. The shares of common stock covered hereby may be offered from time to time by each selling stockholder, provided that the shares of common stock issuable upon exercise of the pre-funded warrants may only be offered after the pre-funded warrants are exercised for shares of common stock pursuant to the terms of the pre-funded warrants.

Beneficial Ownership of Selling Stockholders

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock held by the selling stockholders as of February 28, 2026. The information in the table below with respect to the selling stockholders has been obtained from the respective selling stockholders. When we refer to the “selling stockholders” in this prospectus, or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, we mean the selling stockholders listed in the table below as offering shares, as well as their respective donees, pledgees, transferees or other successors-in-interest. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders, we are referring to the shares of our common stock and the shares of our common stock issuable upon exercise of the pre-funded warrants issued to the selling stockholders pursuant to the Purchase Agreement, without giving effect to the Beneficial Ownership Limitation described above. The selling stockholders may sell all, some or none of the shares of our common stock subject to this prospectus. See the “Plan of Distribution” section of this prospectus as it may be supplemented and amended from time to time.

In the table below, the number of shares of common stock beneficially owned prior to the offering for each selling stockholder includes all shares of our common stock beneficially held by such selling stockholder as of February 28, 2026, including (1) all shares of our common stock purchased by such selling stockholder pursuant to the Purchase Agreement and (2) all shares of our common stock issuable upon exercise of the pre-funded warrants purchased by such selling stockholder, if any, pursuant to the Purchase Agreement, subject to the Beneficial Ownership Limitation. The percentages of shares owned prior to and after the offering are calculated based on 22,928,303 shares of our common stock outstanding as of February 28, 2026. Such amount includes the outstanding shares of common stock offered by this prospectus but does not include any shares of common stock offered by this prospectus that are issuable upon the exercise of the pre-funded warrants.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of shares of our common stock beneficially owned by a selling stockholder and the percentage ownership of that selling stockholder, we deemed outstanding shares of common stock issuable upon the exercise of the pre-funded warrants held by that selling stockholder up to the Beneficial Ownership Limitation because such shares are issuable within 60 days of February 28, 2026. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered(1)	Shares of Common Stock to be Beneficially Owned After Offering(2)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Entities affiliated with Samsara BioCapital, L.P.(3)	12,948,081	56.72%	1,500,000	11,448,081	49.94%
Entities affiliated with RTW Investments, LP (4)	1,300,000	5.67%	1,300,000	—	—%
Coastlands Capital Partners LP (5)	1,087,694	4.58%	800,000	287,694	1.21%
Entities affiliated with Paradigm BioCapital Advisors LP (6)	700,000	3.05%	700,000	—	—%
Entities affiliated with Invus (7)	435,798	1.90%	400,000	35,798	0.16%
Alyeska Master Fund, L.P.(8)	572,687	2.50%	100,000	472,687	2.06%
Entities affiliated with ADAR1 Capital Management, LLC (9)	100,000	*	100,000	—	—%
Woodline Master Fund LP (10)	100,000	*	100,000	—	—%

*	Less than one percent.

(1)

The number of shares of our common stock in the column “Number of Shares of Common Stock Being Offered” represents all of the shares of our common stock that a selling stockholder may offer and sell from time to time under this prospectus, including shares issuable upon the exercise of the pre-funded warrants issued in the Private Placement, as applicable, without giving effect to the Beneficial Ownership Limitation.
(2)

We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer and sell all, some or none of the shares offered pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders, including all shares of common stock issuable upon the exercise of the pre-funded warrants.

(3)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 10,968,234 shares of common stock held by Samsara BioCapital, L.P., or Samsara LP, and (ii) 1,979,847 shares of common stock held by Samsara Opportunity Fund, L.P., or Opportunity Fund. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 1,500,000 shares of common stock issued to Opportunity Fund in the Private Placement. Samsara Opportunity Fund GP, LLC, or Samsara Opportunity LLC, is the general partner of Opportunity Fund and may be deemed to beneficially own the shares held by Opportunity Fund. Dr. Akkaraju has voting and investment power over the shares held by Samsara Opportunity LLC and, accordingly, may be deemed to beneficially own the shares held by Opportunity Fund. Samsara Opportunity LLC disclaims beneficial ownership in these shares except to the extent of its respective pecuniary interest therein. The principal business address of Opportunity Fund is 628 Middlefield Rd., Palo Alto, California 94301.

(4)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 679,766 shares of common stock held by RTW Master Fund, Ltd., (ii) 568,613 shares of common stock held by RTW Innovation Master Fund, Ltd. and (iii) 51,621 shares of common stock held by RTW Biotech Opportunities, Ltd. We refer to RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Biotech Opportunities, Ltd. collectively as the RTW Funds. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 1,300,000 shares of common stock issued to the RTW Funds in the Private Placement. RTW Investments, LP (“RTW”), in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of the shares held by the RTW Funds. Accordingly, RTW may be deemed to be the beneficial owner of such shares. Roderick Wong, M.D., as the Managing Partner of RTW, has the power to direct the vote and disposition of the shares held by RTW. Dr. Wong disclaims beneficial ownership of the shares held by the RTW Funds, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW Funds is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

(5)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 287,694 shares of common stock held by Coastlands Capital Partners LP, or Coastlands Capital, and (ii) 800,000 shares of common stock issuable upon the exercise of pre-funded warrants held by Coastlands Capital. Coastlands Capital is prohibited from exercising such pre-funded warrants, if as a result of such exercise, Coastlands Capital, its affiliates, and any other holder whose beneficial ownership could be attributed to Coastlands Capital, would beneficially own more than 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 800,000 shares of common stock issuable upon the exercise of pre-funded warrants issued to Coastlands Capital in the Private Placement. Coastlands Capital LP is the investment adviser to Coastlands Capital and Coastlands Capital GP LLC, or Coastlands GP, is the general partner of Coastlands Capital. Coastlands Capital LLC, or Coastlands LLC, and together with Coastlands Capital, Coastlands Capital LP and Coastlands GP, the Coastlands Entities, is the general partner of Coastlands Capital LP. Matthew D. Perry is the control person of the Coastlands Entities. The Coastlands Entities and Mr. Perry each disclaim membership in a group. The Coastlands Entities and Mr. Perry also each disclaim beneficial ownership of such shares except to the extent of such entity or person’s pecuniary interest therein. The address and principal office of the Coastlands Entities and Mr. Perry is 601 California St., Suite 1210, San Francisco, CA 94108.

(6)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 618,265 shares of common stock held by Paradigm BioCapital International Fund Ltd., or Paradigm Fund, and (ii) 81,735 shares of common stock for which Paradigm BioCapital Advisors LP, or Paradigm Advisor, as discretionary investment manager on behalf of a separate account client solely with respect to the assets for which Paradigm Advisor acts as its investment manager, or the Paradigm Account. We refer to Paradigm Fund and Paradigm Account together as the Paradigm Entities. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 700,000 shares of common stock issued to the Paradigm Entities in the Private Placement. Such shares may be deemed to be indirectly beneficially owned by each of Paradigm Advisor, Paradigm BioCapital Advisors GP LLC, or Paradigm Advisor GP, and Senai Asefaw, M.D. The Paradigm Advisor GP is the general partner of Paradigm Advisor and Senai Asefaw, M.D. is the managing member of the Paradigm Advisor GP. Paradigm Advisor is the investment manager of each of Paradigm Fund and Paradigm Account. The foregoing statements shall not be construed as an admission that any of the Paradigm Advisor, Paradigm Advisor GP and Senai Asefaw, M.D. is a beneficial owner of such shares. The business address for each person and entity named in this footnote is 767 Third Avenue, 17th Floor, New York, NY 10017.

(7)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 388,055 shares of common stock held by Invus Public Equities, L.P., or Invus Public Equities, and (ii) 47,743 shares of common stock held by Avicenna Life Sci Master Fund LP, or Avicenna Fund. We refer to Invus Public Equities and Avicenna Fund together as the Invus Entities. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 400,000 shares of common stock issued to the Invus Entities in the Private Placement. Invus Public Equities Advisors, LLC, or Invus PE Advisors, as the general partner of Invus Public Equities, controls Invus Public Equities and, accordingly, may be deemed to beneficially own the shares of common stock directly held by Invus Public Equities. Invus Global Management, LLC, or Global Management, as the managing member of Invus PE Advisors, controls Invus PE Advisors and, accordingly, may be deemed to beneficially own the shares of common stock that Invus PE Advisors may be deemed to beneficially own. Siren, L.L.C., or Siren, as the managing member of Global Management, controls Global Management and, accordingly, may be deemed to beneficially own the shares of common stock that Global Management may be deemed to beneficially own. Avicenna Life Sci Master GP LLC, or Avicenna GP, as the general partner of Avicenna Fund, controls Avicenna Fund and, accordingly, may be deemed to beneficially own the shares of common stock directly held by Avicenna Fund. Ulys, L.L.C., or Ulys, as the managing member of Avicenna GP, controls Avicenna GP and, accordingly, may be deemed to beneficially own the shares of common stock that Avicenna GP may be deemed to beneficially own. Mr. Raymond Debbane, as the managing member of Siren and Ulys, controls Siren and Ulys and, accordingly, may be deemed to beneficially own the shares of common stock that Siren and Ulys may be deemed to beneficially own. The address of the Invus Entities is 750 Lexington Avenue, 30th Floor, New York, NY 10022.

(8)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of 572,687 shares of common stock held by Alyeska Master Fund, L.P., or Alyeska. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 100,000 shares of common stock issued to Alyeska in the Private Placement. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska. The registered address of Alyeska is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.

(9)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of (i) 86,500 shares of common stock held by ADAR1 Partners, LP, or ADAR1, and (ii) 13,500 shares of common stock held by Spearhead Insurance Solutions IDF, LLC - Series ADAR1, or Spearhead. We refer to ADAR1 and Spearhead together as the ADAR1 Funds. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 100,000 shares of common stock issued to the ADAR1 Funds in the Private Placement. The investment manager of ADAR1 and the sub-adviser of Spearhead is ADAR1

Capital Management, LLC. The general partner of ADAR1 is ADAR1 Capital Management GP, LLC. The manager of ADAR1 Capital Management, LLC and ADAR1 Capital Management GP, LLC is Daniel Schneeberger. This individual may be deemed to have shared voting and investment power of the shares held by the ADAR1 Funds. This individual disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein. The address for the above referenced entities and person is 3503 Wild Cherry Drive, Building 9, Austin, TX 78738.
(10)

The shares reported under “Shares of Common Stock Beneficially Owned Prior to Offering” consist of 100,000 shares of common stock held by Woodline Master Fund LP, or Woodline. The shares reported under “Number of Shares of Common Stock Being Offered” consist of the 100,000 shares of common stock issued to Woodline in the Private Placement. Woodline Partners LP serves as the investment manager of Woodline and may be deemed to be the beneficial owner of the shares. Woodline Partners LP disclaims any beneficial ownership of these shares. The address of Woodline is 4 Embarcadero Center, Suite 3450, San Francisco, CA 94111.

Relationships with Selling Stockholders

None of the selling stockholders has had a material relationship with us or any of our subsidiaries within the past three years except as set forth herein. As discussed in greater detail above, in December 2025, we entered into the Purchase Agreement with the selling stockholders, pursuant to which we sold and issued shares of our common stock and pre-funded warrants to purchase our common stock. In connection with the closing of the Private Placement, we also entered into the Registration Rights Agreement with the selling stockholders pursuant to which we agreed to file a registration statement with the SEC covering the resale of the shares of common stock sold in the Private Placement and the shares of common stock issuable upon exercise of the pre-funded warrants sold in the Private Placement.

Relationship with Samsara LP

Principal Stockholder and our Board of Directors

Samsara LP, our principal stockholder, beneficially owns greater than 50% of our outstanding shares of capital stock, which has caused us to be deemed a “controlled company” under the rules of Nasdaq.

Srinivas Akkaraju, a member of our board of directors, is the founder and managing general partner of Samsara LP. Michael Dybbs, a member of our board of directors, is a partner of Samsara LP. Each of Dr. Akkaraju and Dr. Dybbs served as member of the Legacy Kalaris board of directors. Additionally, Kourous Rezaei, Legacy Kalaris’ former President, is also a limited partner of Samsara LP.

Issuances of Legacy Kalaris Securities to Samsara LP

The share and per share amounts included in this section relate to Legacy Kalaris prior to the closing of the Merger and do not give effect to the exchange of shares at the closing of the Merger based upon the agreed upon exchange ratio.

May 2023 Financing

In May 2023, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the May 2023 Note, with an aggregate principal amount of up to $6.0 million, of which $3.0 million was initially advanced to Legacy Kalaris on May 15, 2023. The May 2023 Note accrued interest on the initial advance commencing on the date of such advance, at an interest rate of 8.0% per annum. In connection with Legacy Kalaris’ Series B preferred stock financing in October 2023, all outstanding principal and accrued interest under the May 2023 Note converted into an aggregate of 3,091,397 shares of Series B-1 preferred stock, $0.00001 par value per share, of Legacy Kalaris, or the Legacy Kalaris Series B-1 Preferred Stock, at a price per share equal to $1.00.

SAFE Financing

In August 2023, Legacy Kalaris issued to Samsara LP a Simple Agreement for Future Equity with an aggregate principal amount of $1.5 million, or the SAFE. In connection with Legacy Kalaris’ Series B preferred stock financing in October 2023, the SAFE converted into an aggregate of 1,200,000 shares of Series B-2 preferred stock, $0.00001 par value per share, of Legacy Kalaris, or the Legacy Kalaris Series B-2 Preferred Stock, at a price per share equal to $1.25.

Series B Preferred Stock Financing

In October 2023 and January 2024, Legacy Kalaris (i) issued 9,957,095 shares of Series B-1 Preferred Stock upon conversion of outstanding Legacy Kalaris convertible notes, including a convertible note issued to Samsara LP in December 2022 and the May 2023 Note, with an aggregate principal amount of approximately $9.5 million, at a conversion price of $1.00 per share, (ii) issued and sold 6,800,000 shares of Series B-2 Preferred Stock at a purchase price of $1.25 per share, for aggregate gross proceeds of $8.5 million, and (iii) issued 1,200,000 shares of Legacy Kalaris Series B-2 Preferred Stock upon conversion of the SAFE at a conversion price of $1.25 per share.

The following table sets forth the aggregate number of shares of Legacy Kalaris Series B-1 Preferred Stock and Legacy Kalaris Series B-2 Preferred Stock that were issued to Samsara LP and the aggregate amount of consideration for such shares:

Purchaser	Shares of Legacy Kalaris Series B-1 Preferred Stock Issued upon Conversion of Convertible Notes	Principal and Accrued Interest of Convertible Notes ($)	Shares of Legacy Kalaris Series B-2 Preferred Stock Purchased for Cash	Total Cash Purchase Price ($)	Shares of Legacy Kalaris Series B-2 Preferred Stock Issued upon Conversion of SAFE	Principal of SAFE Investment ($)
Samsara BioCapital, L.P.	9,957,095	$9,957,095	2,800,000	$3,500,000	1,200,000	$1,500,000

March 2024 Financing

In March 2024, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the March 2024 Note, with an aggregate principal amount of $10.0 million, of which $5.0 million was initially advanced to Legacy Kalaris on March 12, 2024 and the remaining $5.0 million was subsequently advanced to Legacy Kalaris on May 28, 2024. The March 2024 note accrued interest on the initial advance and the subsequent advance commencing on the date of each such advance, at an interest rate of 10.0% per annum. Unless earlier converted or repaid, all outstanding principal and accrued interest under the March 2024 Note would become due and payable upon demand by Samsara LP, at any time on or after March 12, 2025.

In connection with the closing of the Merger, the outstanding principal and accrued interest under the March 2024 Note was converted into 1,757,951 shares of Legacy Kalaris common stock at a conversion rate of $6.20 per share (as adjusted to reflect a 1-for-23 reverse stock split of our common stock that became effective as of 4:05 p.m. Eastern Time on January 15, 2025, or the Reverse Stock Split).

October 2024 Financing

In October 2024, Legacy Kalaris entered into a Note Purchase Agreement with Samsara LP, or the Note Purchase Agreement, pursuant to which Legacy Kalaris could have issued notes in the aggregate principal amount of up to $25.0 million.

In October 2024, pursuant to the Note Purchase Agreement, Legacy Kalaris issued to Samsara LP a convertible promissory note, or the Samsara October 2024 Note, with an aggregate principal amount of $8,957,159. We refer to such October 2024 issuance of the Samsara October 2024 Note as the Initial First Tranche Closing.

In November 2024, pursuant to the Note Purchase Agreement, Legacy Kalaris issued additional notes with an aggregate principal amount of $1,042,841 to existing preferred stockholders of Legacy Kalaris, including a convertible promissory note with an aggregate principal amount of $115,871 issued to Samsara LP, or the Samsara November 2024 Note, and collectively, with the Samsara October 2024 Note and the Samsara November 2024 Note, and the other notes issued to existing Legacy Kalaris stockholders in November 2024, the 2024 Bridge Notes. We refer to the November issuance of convertible notes as the Final First Tranche Closing, and together with the Initial First Tranche Closing, the Initial Permitted Bridge Financing.

In January 2025, Legacy Kalaris and the parties named therein amended the Note Purchase Agreement, or, as amended, the Amended Note Purchase Agreement. Pursuant to the Amended Note Purchase Agreement, each purchaser that purchased notes in the Initial Permitted Bridge Financing committed to purchase additional notes, upon written notice from Legacy Kalaris and subject to Samsara LP’s consent, in an aggregate principal amount set forth in the Amended Note Purchase Agreement (up to the maximum aggregate amount, to be purchased by all purchasers, of $15.0 million).

Legacy Kalaris was eligible to receive additional proceeds under the Amended Note Purchase Agreement prior to the closing of the Merger to fund Legacy Kalaris’ operations prior to the closing to be provided by Legacy Kalaris’ stockholders at three subsequent closings upon Legacy Kalaris’ written notice to investors and subject to Samsara LP’s consent.

In January 2025, pursuant to the Amended Note Purchase Agreement, Legacy Kalaris issued additional notes with an aggregate principal amount of $3,750,000 to existing Legacy Kalaris stockholders, including a convertible promissory note with an aggregate principal amount of $31,285.50 issued to Samsara LP, or the Samsara January 2025 Note, collectively with the Samsara January 2025 Note and the other notes issued to existing Legacy Kalaris stockholders in January 2025, the January 2025 Bridge Notes, and together with the 2024 Bridge Notes, the Bridge Notes.

In connection with the closing of the Merger, the outstanding principal and accrued interest under the 2024 Bridge Notes was converted into 1,660,888 shares of Legacy Kalaris common stock at a conversion price of $6.20 per share (as adjusted to reflect the Reverse Stock Split). Additionally, the outstanding principal and accrued interest under the January 2025 Bridge Notes was converted into 794,499 shares of Legacy Kalaris Series B-2 Preferred Stock at a price of $4.7851 per share, which then converted on a one-for-one basis into shares of Legacy Kalaris common stock, and subsequently into 160,165 shares of common stock (as adjusted to reflect the Reverse Stock Split).

Investors’ Rights Agreement

In October 2023, Legacy Kalaris entered into an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, with certain holders of Legacy Kalaris common stock, Series A Preferred Stock and Series B Preferred Stock, including certain holders of 5% of Legacy Kalaris’ capital stock, including certain affiliates of Legacy Kalaris’ directors and their affiliates. The Investors’ Rights Agreement provided such holders with certain registration rights, including the right to demand that Legacy Kalaris file a registration statement or request that their shares be covered by a registration statement that Legacy Kalaris was otherwise filing. The Investors’ Rights Agreement also provided certain major investors with certain information rights and observer rights. The Investors’ Rights Agreement was terminated in connection with the closing of the Merger.

Voting Agreement

In October 2023, Legacy Kalaris entered into an amended and restated voting agreement, or the Voting Agreement, with certain holders of Legacy Kalaris common stock, Legay Kalaris Series A Preferred Stock and

Legacy Kalaris Series B Preferred Stock, including certain holders of 5% of Legacy Kalaris’ capital stock, and including certain of Legacy Kalaris’ directors and their affiliates. Pursuant to the Voting Agreement, such holders party thereto agreed to vote their shares in favor of the election of certain directors and specified transactions approved by the requisite majority of shares of the voting capital stock held by such holders. The Voting Agreement was terminated in connection with the closing of the Merger.

Right of First Refusal and Co-Sale Agreement

In October 2023, Legacy Kalaris entered into an amended and restated right of first refusal and co-sale agreement, or the ROFR Agreement, with certain holders of Legacy Kalaris common stock, Legacy Kalaris Series A Preferred Stock and Legacy Kalaris Series B Preferred Stock, including certain holders of 5% of its capital stock, and including certain of Legacy Kalaris’ directors and their affiliates. Pursuant to the ROFR Agreement, Legacy Kalaris had a right of first refusal in respect of certain sales of securities by certain holders of its capital stock. To the extent Legacy Kalaris did not exercise such right in full, certain holders of its capital stock were granted certain rights of first refusal and co-sale in respect of such sales. The ROFR Agreement was terminated in connection with the closing of the Merger.

Services Provided by Samsara LP

Since Legacy Kalaris’ inception, Samsara LP has provided in-kind research and development and general and administrative services to Legacy Kalaris. From April 2022, Samsara LP also provided general and administrative services for cash consideration related to (1) accounting and controllership, (2) human resources and (3) executive assistance. In July 2023, Legacy Kalaris and Samsara LP entered into a Business Services Agreement, or the BSA, that governs the provision of such services. The BSA has a term of five years and may be terminated upon 15 days’ written notice by either party. The BSA remains in effect following the closing of the Merger. Legacy Kalaris recognized $200,000 as general and administrative expenses and less than $100,000 as research and development expenses for the years ended December 31, 2024 and December 31, 2023, related to the services provided by Samsara LP under the BSA. We recognized $288,826 as general and administrative expenses for the year ended December 31, 2025, related to the services provided by Samsara LP under the BSA.

Royalty Agreement with Samsara LP

In July 2024, Legacy Kalaris entered into a royalty agreement, or the Royalty Agreement, with Samsara LP. Under the Royalty Agreement, Legacy Kalaris redeemed 50,000 shares of its common stock issued to Samsara LP under a founders restricted stock purchase agreement with Samsara LP in exchange for Legacy Kalaris’ agreement to pay Samsara LP a low single digit percentage tiered royalty on net sales, if any, of the Company’s products developed using the technology licensed under the license agreement with the Regents of the University of California, San Diego. Such royalties are payable on a product-by-product and country-by-country basis until the later of (i) ten years after the first commercial sale of such product in such country and (ii) the expiration of the last-to-expire issued claim of our patents for such product in such country. The Royalty Agreement remains in effect following the closing of the Merger.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the pre-funded warrants by payment of cash, however, we will receive the exercise price of the pre-funded warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus and (ii) the date on which the shares covered by this prospectus no longer constitute “Registrable Securities” as such term is defined in the Registration Rights Agreement, such that they may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

EXPERTS

The financial statements of Kalaris Therapeutics, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at https://kalaristx.com/. Our website is not a part of this prospectus and the information contained on, or accessible through, our website is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our common stock. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings and the exhibits attached thereto. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below (File No. 001-39409) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed with the SEC on March 17, 2026;

•	Current Report on Form 8-K as filed with the SEC on April 10, 2026; and

•

The description of our common stock contained in our Registration Statement on Form 8-A as filed with the SEC on July 27, 2020, as amended by Amendment No. 1 thereto, as filed with the SEC on July  29, 2020, as the description therein has been updated and superseded by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 17, 2026.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Kalaris Therapeutics, Inc.

400 Connell Drive, Suite 5500

Berkeley Heights, New Jersey 07922

Attn: Investor Relations

(650) 249-2727

5,000,000 Shares

Common Stock

PROSPECTUS

April 13, 2026